Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Highlands REIT, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Highlands REIT, Inc. of our report dated March 18, 2016, with respect to the combined consolidated balance sheets of Highlands REIT, Inc. as of December 31, 2015 and 2014, the related combined consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule III, which report appears in the Information Statement attached as Exhibit 99.1 to Amendment No. 2 to the Registration Statement on Form 10 filed by Highlands REIT, Inc. with the Securities and Exchange Commission on April 13, 2016.

/s/ KPMG LLP

Chicago, Illinois

April 27, 2016